Exhibit 107

Calculation of Filing Fee Table

Form S-8 Registration Statement under the Securities Act of 1933

(Form Type)

Finward Bancorp

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)

Equity	Common Stock, without par value	457(c) and 457(h)	280,000	$29.23	$8,184,400	0.00015310	$1,254

Total Offering Amounts						$8,184,400	$1,254

Total Fee Offsets							$ –

Net Fee Due							$1,254

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock of the Registrant that become issuable under the Finward Bancorp 2025 Omnibus Equity Incentive Plan by reason of any stock split, stock dividend, recapitalization, or other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of outstanding Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share is calculated on the basis of $29.23, the average of the high and low price of the Registrant’s Common Stock on June 5, 2025, as reported on the Nasdaq Capital Market, which is within five business days prior to filing this Registration Statement.